;..Source: Roomlinx, Inc.

Roomlinx, Inc. Awarded an Increase to its Revolving Line of Credit to $25 Million to Support Large-Scale Deployments of its Interactive TV Solution

DENVER, Roomlinx, Inc. (OTCBB: RMLX), the leading provider of Interactive TV (iTV) solutions for the hospitality industry, today announced that Cenfin LLC has  increased the Company’s  revolving line of credit to $25 million, from $5 million,  to allow the Company to effectively scale its growth to support larger deployments of its iTV product.

“In today’s financial environment this funding is a very strong vote of confidence that we have the right product and the right team to be very successful long into the future,” said Mike Wasik, Roomlinx CEO. “This additional funding enables us to ramp up our direct sales, more effectively scale our organization to support larger orders for our iTV solution, and successfully deploy our iTV solution to large hotel chains.”

Under the terms of an amendment to a Revolving Credit, Security, and Warrant Purchase Agreement dated June 5, 2009, Roomlinx will be able to draw down funds from time to time from an aggregate principal amount not to exceed $25 million, provided that each borrowing shall be in a principal amount of at least $20,000, and no more than $500,000 unless approved by Cenfin.

Proceeds drawn down from the line of credit will be used for the purchase of equipment in connection with contractual agreements to provide services to hotels and similar establishments, capital expenditures in connection with customer agreements or potential customer agreements, and fees and expenses incurred in connection with the transaction.

About Roomlinx

Roomlinx is the hospitality in-room expert providing iTV for hotels, resorts, and other properties, utilizing premium content and applications demanded by today's traveler. Please contact sales@roomlinx.com for a demo, or visit us at www.roomlinx.com.

Safe Harbor Cautionary Statement: This press release includes forward-looking statements concerning the future performance of our business, its operations and its financial performance and condition, and also includes selected operating results presented without the context of accompanying financial results. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Nick Iyer, intellibridgeIR (949) 981-5062 rmlx@intellibridgeir.com

Media Contact:

Kelly Frey, Roomlinx, Inc. (720)880-5155, kfrey@roomlinx.com